Exhibit 10.3

[Bridge Capital Holdings Letterhead]

December 17, 2008

Carpenter Fund Manager GP, LLC
5 Park Plaza, Suite 950
Irvine, CA  92614

Re:  Management Rights

Gentlemen:

This letter will confirm our agreement that pursuant to and effective as your purchase of 300,000 shares of convertible preferred stock of Bridge Capital Holdings (the “Company”), Carpenter Fund Manager GP, LLC (“Carpenter”), acting on behalf of each of the Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P., and the Carpenter Community BancFund-CA, L.P. (collectively, the “Investors”), shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights and other rights specifically provided to all investors in the current financing if Carpenter is not represented on the Company’s Board of Directors in its capacity as general partner of the Investors:

1.           Carpenter shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with the Investors regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

2.           Carpenter may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to trade secrets need not be provided.

3.  If Carpenter is not represented on the Company’s Board of Directors in its capacity as general partner of the Investors, the Company shall make available to a representative of Carpenter copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect trade secrets, or to comply with applicable law or regulation regarding the confidentiality of the contents of reports of examination prepared by the Federal Reserve Board or the Office of the Comptroller of the Currency, or for other similar reasons.  Upon reasonable notice and at a scheduled meeting of the Board of Directors or such other time, if any, as the Board of Directors may determine in its sole discretion, such representative may address the Board of Directors with respect to Carpenter’s concerns regarding significant business issues facing the Company.

Carpenter agrees, and any representative of Carpenter will agree, to hold in confidence and trust and not disclose any confidential information provided to or learned by it in connection with its rights under this letter.

The rights described herein shall terminate and be of no further force or effect when the Investors no longer hold securities representing more than 5% of the outstanding common stock of the Company or any successor organization (counting as shares owned by the Investors all shares into which the convertible preferred shares are convertible and assuming to the extent Investors shall purchase any additional shares of common stock, any later such additional purchases shall be deemed to be shares for purposes of determining the outstanding percentage).  The confidentiality provisions hereof will survive any such termination.

Very truly yours,

Bridge Capital Holdings

By:	/s/ Daniel P. Myers
Title:	President and CEO

AGREED AND ACCEPTED:

CARPENTER COMMUNITY BANCFUND, L.P.,
CARPENTER COMMUNITY BANCFUND-A, L.P.,
CARPENTER COMMUNITY BANCFUND-CA, L.P.
By:	CARPENTER FUND MANAGER GP, LLC
Their:	General Partner

/s/ James B. Jones
	By:	James B. Jones
	Its:	Managing Member